EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form SB-2 filed with the Securities and Exchange Commission and the Notice of Mutual Holding Company Reorganization on Form MHC-1 filed with the Office of Thrift Supervision of our report dated August 6, 2005, on the financial statements of Greenville Federal Savings and Loan Association for the years ended June 30, 2004, and June 30, 2003. We also consent to the references to us under the heading “Experts” in the Registration Statement on Form SB-2 and the Notice on Form MHC-1.

/s/ Grant Thornton LLP

Cincinnati, Ohio
June 21, 2005